Exhibit 99.1

Polymer Group, Inc.
9335 Harris Corners Parkway
Suite 300
Charlotte, NC 28269
www.polymergroupinc.com
704-697-5100

PGI Announces Intent to Repurchase Bank Debt

For Immediate Release

Tuesday, March 3, 2009

[Charlotte, N.C.] — Polymer Group, Inc. (PGI) (OTC Bulletin Board: POLGA/POLGB) announced that its Board of Directors has authorized the company, through its subsidiaries, to purchase up to $70 million of its outstanding senior secured credit facility as allowed under the provisions of its credit agreement.

PGI’s senior secured credit facility consists of a $45 million revolving credit facility and a first lien term loan with an outstanding balance of $367.2 million as of September 27, 2008.  The company, through its subsidiaries, intends to make market purchases of up to $70 million of its first lien term loan over the next two years.  Purchased term loans will be held by one or more of the company’s subsidiaries and will not be retired.  The successful repurchase of the debt will result in an effective reduction of Consolidated Indebtedness as measured and defined in the company’s credit agreement.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 17 manufacturing and converting facilities in 8 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes in selling prices to customers which are based, by contract, on an underlying index; domestic and foreign competition; reliance on major customers and suppliers; inability to achieve successful or timely start-up on new or modified production lines; achievement of objectives for strategic acquisitions and dispositions; and risks related to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman
Vice President — Strategy & Corporate Development
(704) 697-5186
normand@pginw.com